Exhibit 10.10

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

This First Amendment, dated as of April 21, 2004 (“First Amendment”), to the Stock Purchase Agreement, dated as of March 18, 2004 (the “Agreement”), is made by and between Cathay General Bancorp, a Delaware corporation and a registered Bank Holding Company under the Bank Holding Company Act of 1956 as amended (“Cathay”), and Broadway Financial Corporation, a Delaware corporation and a registered savings and loan holding company under the Home Owners Loan Act (“BFC”), the owner of 100% of the outstanding shares of Broadway Federal Bank (“BFB”), a federal savings bank. BFB joins this First Amendment as a party to the Agreement.

WITNESSETH:

A. On April 21, 2004, Cathay withdrew the application it had submitted to the Federal Reserve Bank of San Francisco on April 8, 2004 to acquire up to 215,000 Shares of BFC as contemplated under the Agreement.

B. The parties intend to proceed with the transactions contemplated under the Agreement as soon as regulatory circumstances permit.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:

1. Section 1.2 of the Agreement is amended in its entirety to read as follows:

1.2 Number of Shares. The total number of Shares to be sold to Cathay shall be 215,000, or such lesser number of Shares as BFC shall determine will not cause the exercisability of the preferred share purchase rights under, or otherwise conflict with, the Rights Plan. Cathay shall acquire 70,000 Shares on or before June 30, 2004. Cathay shall submit the applications for Government Approvals to acquire the remaining 145,000 Shares as soon as practicable.

2. Section 1.3 of the Agreement is amended in its entirety to read as follows:

1.3 Purchase Price. In consideration of the sale by BFC of the Shares, Cathay, on the conditions set forth herein, shall deliver to BFC on the Effective Date $13.50 per share, payable in immediately available funds, provided, however, that if Cathay acquires the remaining 145,000 Shares after December 31, 2004, the purchase price that Cathay shall pay shall increase by an additional $0.15 per share each month for every month after December 31, 2004 until the Closing.

3. Section 10.2(a) of the Agreement is amended in its entirety to read as follows:

(a) By the mutual consent of the Boards of Directors of Cathay, BFC and BFB at any time prior to Cathay’s acquisition of the remaining 145,000 Shares.

4. Section 10.2(b) of the Agreement is amended in its entirety to read as follows:

(b) By Cathay on or after June 30, 2005, if any of the conditions in Section 6 to which the obligations of Cathay are subject have not been fulfilled.

5. All other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, Cathay, BFC and BFB have each caused this First Amendment to be signed as of the day and year first above written.

BROADWAY FINANCIAL CORPORATION		BROADWAY FEDERAL BANK

By:	/s/ Paul C. Hudson	By:	/s/ Paul C. Hudson
Its:	President and CEO	Its:	President and CEO

CATHAY GENERAL BANCORP

By:	/s/ Dunson K. Cheng
Its:	President and CEO

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